CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Trustees
Ameriserv Financial Non-Collectively Bargained
 401(k) Plan
Johnstown, Pennsylvania



     We hereby consent to the inclusion in Form 11-K of our report dated May 16, 2002 relating to the statements of net assets available for benefits of the Ameriserv Financial Non-Collectively Bargained 401(k) Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the three years ended December 31, 2001.

Barnes, Saly & Company, LLP

Johnstown, Pennsylvania
June 24, 2002